QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Personal and Confidential

July 16, 2008
Board of Directors
FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, IL 60515

  Re:
  Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-151998) of
  United Online, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 30, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of FTD Group, Inc. (the "Company") of the Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2008, by and among United Online, Inc. ("Parent"), Unola Corp., a wholly owned subsidiary of Parent, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced amended version of the Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinion of FTD's Financial Advisor", "The Merger—Background of the Merger", "The Merger—Reasons for the Merger" and "The Merger—Opinion of FTD's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned amended version of the Registration Statement as Annex C.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned amended version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned amended version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

QuickLinks

  Exhibit 99.2
  Personal and Confidential